UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Trikon Technologies, Inc.
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock, No Par Value
--------------------------------------------------------------------------------
(Title of Class of Securities)

896187101
---------------------------------------------------
(CUSIP Number)

December 31, 2000
--------------------------------------------------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	[     ] Rule 13d-1(b)
	[ X ] Rule 13d-1(c)
	[     ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
(Page 1 of 10 Pages)

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 2 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ Capital Management, LLC
	04-3300754

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3 SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	5	SOLE VOTING POWER
SHARES		249,598
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		249,598
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
249,598

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
2.1%

12	TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 3 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ Capital III, LLC
	04-3317544

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES		234,598
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		234,598
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
234,598

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
2.0%

12	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 4 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	B III Capital Partners, L.P.
	04-3341099

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES		234,598
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		234,598
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
234,598

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
2.0%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 5 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	The October Fund, Limited Partnership
	04-3504882

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Massachusetts

NUMBER OF	5	SOLE VOTING POWER
SHARES		15,000
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		15,000
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
15,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
 .1%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 6 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	October G.P., LLC
	04-3504881

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES		15,000
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		15,000
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
15,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
 .1%

12	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 7 OF 10 PAGES

Item 1(a)	Name of Issuer:
	Trikon Technologies, Inc.

Item 1(b)	Address of the Issuer's Principal Executive Offices:
	3350 Scott Blvd., Building 8, Santa Clara, CA 95054

Item 2(a)	Names of Persons Filing:
DDJ Capital Management, LLC ("DDJ"), DDJ Capital III,
LLC ("DDJ Capital"), B III Capital Partners, L.P. ("B III"),
The October Fund, Limited Partnership ("October") and
October G.P., LLC ("October GP")

Item 2(b)	Address or Principal Business Office or, if None,
Residence:
141 Linden Street, Suite 4, Wellesley, Massachusetts
02482-7910.

Item 2(c)	Citizenship:
DDJ is a Massachusetts limited liability company; DDJ
Capital is a Delaware limited liability company; B III is a Delaware limited partnership; October is a Massachusetts limited partnership; and October GP is a Delaware limited liability company.

Item 2(d)	Title of Class of Securities:
	Common Stock, no par value (the "Shares")

Item 2(e)	CUSIP Number:
		896187101

Item 3	Not Applicable.

Item 4	Ownership.

Item 4(a)	Amount Beneficially Owned:	See attached cover sheets.

Item 4(b)	Percent of Class:	See attached cover sheets.

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 8 OF 10 PAGES

Item 4(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to
		direct the vote:	See attached cover sheets.
	(ii)	Shared power to vote or
		to direct the vote:	-0-
 (iii)	Sole power to dispose or to direct the
 disposition of:	See attached cover sheets.
	(iv)	Shared power to dispose or
		to direct the disposition of:	-0-

Item 5	Ownership of Five Percent or Less of a Class:
	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6	Ownership of More than Five Percent on Behalf of Another
Person.
DDJ and DDJ Capital, as investment adviser and general partner, respectively to B III, may be deemed the beneficial owner of the 234,598 Shares held by B III. DDJ and October GP, as investment adviser and general partner, respectively to October, may be deemed the beneficial owner of the 15,000 Shares held by October.

Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent
Holding Company.
	Not applicable.

Item 8	Identification and Classification of Members of the Group.
	Not applicable; See Item 6 above.

Item 9	Notice of Dissolution.
	Not applicable.

Item 10	Certifications.
	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 9 OF 10 PAGES

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
================

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001	DDJ Capital Management, LLC

	By: /s/ Wendy Schnipper Clayton
	---------------------------------
	Wendy Schnipper Clayton
	Attorney-in-Fact*

DDJ Capital III, LLC	B III Capital Partners, L.P.
By: DDJ Capital Management, LLC,	By: DDJ Capital III, LLC, its
Manager	General Partner
	By: DDJ Capital Management, LLC,
	Manager

By:/s/ Wendy Schnipper Clayton	By:/s/ Wendy Schnipper Clayton
-------------------------------	----------------------------------
Wendy Schnipper Clayton	Wendy Schnipper Clayton
Attorney-in-Fact*	Attorney-in-Fact*

SCHEDULE 13G
CUSIP NO. 896187101	PAGE 10 OF 10 PAGES


The October Fund, Limited
Partnership
By: October GP, LLC, its
General Partner	October GP, LLC
By:  DDJ Capital Management,	By:  DDJ Capital Management LLC,
LLC, Manager	Manager

By:     /s/ Wendy Schnipper Clayton	By:     /s/ Wendy Schnipper Clayton
-----------------------------------	-----------------------------------
Wendy Schnipper Clayton	Wendy Schnipper Clayton
Attorney-in-Fact*	Attorney-in-Fact*

*See Limited Power of Attorney filed with Trikon Technologies Schedule 13G dated March 3, 2000.